Exhibit 14.1

Code of Business Conduct

I. Entities Covered by This Policy
a.Each fund sponsored by the Owl Rock division of Blue Owl which has elected to be regulated as a business development company (each, an “Owl Rock BDC” and collectively, the “Owl Rock BDCs”)
b.Each of the Owl Rock BDCs’ registered investment advisers (collectively, the “Owl Rock Advisers” and together with the Owl Rock BDCs, “Owl Rock”)

II. Introduction
Owl Rock has adopted this Code of Business Conduct (the “Code”). This Code applies to each Owl Rock principal executive officer, principal accounting officer or controller as well as all directors (including the Owl Rock BDCs’ disinterested directors), officers, employees (including temporary employees) and any other individual as directed by the CCO (each, a “Covered Person” and collectively “Covered Persons”).

This Code sets out basic principles to guide the day-to-day business activities of the Owl Rock BDCs. The overall policy underlying this Code is that we expect you to follow the highest standards of honest conduct and business ethics in all aspects of your activities on behalf of the Owl Rock BDCs, investors, vendors and your fellow directors, officers or employees. In addition, you are expected to comply with all applicable laws, regulations and our compliance policies. Furthermore, you are prohibited from doing indirectly (e.g., by asking someone to do on your behalf) anything you cannot do directly under this Code, applicable laws and regulations, or our compliance policies. If you have any questions regarding these requirements, please speak to the General Counsel or CCO, or a member of their respective teams, for additional clarification

The Code operates with all other policies and procedures adopted by the Owl Rock BDCs. You should know and understand our policies as you will be asked to certify to them in the future. Refer to these policies and contact the CCO for additional guidance in specific areas when needed. Note that if you believe this Code conflicts with another Owl Rock BDC policy or procedure or a policy or procedure separately adopted by the Owl Rock Advisers, you must comply with the more restrictive provision or contact the CCO for additional guidance. Furthermore, we may modify or update our policies or procedures in the future and may adopt new policies and procedures from time to time.

This Code sets out basic principles designed to guide you in your conduct and is not intended to cover every ethical issue that you may confront while associated with the Owl Rock BDCs. You are also expected to use sound judgment and act in accordance with the highest ethical standards when confronted with ethical issues that are not covered by this Code, other applicable policies and procedures or any law or regulation. If something does not look, sound or feel right, do not do it and ask your supervisor or the General Counsel or CCO for advice.

This Code serves as the Code of Ethics for the Companies within the meaning of Section 406 of the Sarbanes-Oxley Act and applicable rules and forms thereunder.
III. Resources for Seeking Advice and Reporting Concerns
If at any point you are unsure about whether a planned course or action may violate this Code, you should seek advice. Contact the CCO to obtain guidance or to report concerns about an actual or suspected Code or other policy violation.

Questionable or unethical activities can also be reported to your supervisor, the General Counsel, CCO or any of the members of senior management. While we strongly encourage you to report your concerns to us, they can also be anonymously reported by emailing reportingconcerns@blueowl.com or by contacting the Company’s Audit Committee directly or by accessing the whistleblower hotline by calling 1-844-601-1864 or at www.blueowlcapital.ethicspoint.com.

Nothing in this Code of Conduct should be construed to prohibit you from reporting possible violations of any law or regulation to any governmental agency or entity, including the U.S. Department of Justice, the U.S. Securities and Exchange Commission or other governmental entities, or making any other disclosures that are protected by any governmental “whistleblower” laws or regulations.

IV. Non-Retaliation Policy
No Covered Person may retaliate in any fashion against you if you report a suspected or actual violation of this Code in good faith. Making a report in “good faith” generally means that you have a reasonable and genuine belief that the information you are providing relates to a possible violation of law or this Code, regardless of whether the report turns out to be founded.

In addition, you have certain rights in connection with reporting legal, compliance, ethical or issues to regulatory, administrative or other government or self-regulatory bodies. Nothing in this Code is intended to limit those rights or any protections that may be applicable in connection with reporting potential violations.

V. Compliance with and Violations of the Code
You are required to ensure that you do not violate this Code. You are expected to use good judgment in recognizing situations where a violation of this Code may occur and to ensure that no violations occur. In situations where it is unclear whether this Code applies, you should consult with your supervisor or the CCO before taking any actions.

Owl Rock may take disciplinary actions against you if you violate this Code, up to and including suspension or dismissal. Furthermore, if a violation of this Code also constitutes a violation of any law or regulation, you may be subject to legal action or penalties.

In addition to ensuring you do not violate this Code, you are encouraged to report known or other suspected violations of this Code by others to your supervisor or the CCO.

VI. Summary of the Code of Business Conduct
The principles covered in this Code are summarized here. Where applicable, additional information can be found in the corresponding Owl Rock BDC policy.
a.Compliance with Laws and Regulation
Owl Rock is subject to many laws and regulations. Being aware of and complying with both the letter and spirit of all applicable laws and regulations is critical to our ability to accomplish our objectives.
In everything that you do on behalf of Owl Rock, you must use care not to violate any law or regulation and where it is not permissible for you to take certain actions, you may not ask someone to act on your behalf. You are responsible to know, understand and follow the laws and regulations that apply to your responsibilities on behalf of the Companies.
While you are not expected to be an expert on all applicable laws and regulations that apply to your responsibilities on behalf of Owl Rock, you are expected to know the laws and regulations well enough to recognize when an issue arises and to seek the advice of the CCO when appropriate.

a.Conflicts of Interest
A conflict of interest may occur when your personal interests interfere in any way, or even appear to interfere, with the interests of Owl Rock. Similarly, a conflict of interest may also occur when your personal interests interfere with your ability to objectively and effectively perform your job. The overarching principle is that you must avoid any conflict, or appearance of a conflict, between your personal interests and our interests.

Examples of conflicts of interest may include

a.improperly causing Owl Rock to take action, or fail to take action, for your personal benefit rather than for the benefit of Owl Rock;
b.improperly using your position with Owl Rock or information that belongs to Owl Rock or any of its affiliated entities, including, but not limited to, knowledge about pending or potential investment transactions for personal gain;
c.using or communicating confidential information obtained in the course of your work for your or another’s personal benefit; or
d.recommending, implementing or causing Owl Rock to consider any investment transactions with an entity in which you, directly or through family members, have any significant interest absent full disclosure.

Identifying a conflict of interest is not always clear cut. If you are ever in doubt, seek advice from the General Counsel and/or the CCO. Wherever possible, you should try to avoid situations in which a conflict of interest exists or appears to exist. Where a conflict of interest cannot be avoided, you must disclose the situation to the General Counsel and/or CCO.

a.Corporate Opportunities
Covered Persons owe a duty to Owl Rock to advance its legitimate interests when the opportunities to do so arises. You may not use Owl Rock property, information or position for your personal gain or the gain of a family member and you may not compete or prepare to compete with Owl Rock. Sometimes the line between personal and Owl Rock benefits is difficult to draw, and sometimes both personal and Owl Rock benefits may be derived from certain activities. The prudent course of conduct is to make sure that any use of Owl Rock property or services that is not solely for the benefit of Owl Rock is approved beforehand by the CCO. When you become aware of a financial opportunity as a result of your relationship with Owl Rock, your position at Owl Rock, or through your use of Owl Rock property regardless of the source, that opportunity belongs, in the first place, to Owl Rock.

a.Fair Dealing
Owl Rock is committed to maintaining the highest level and ethical standards in the conduct of their business. Meeting this commitment is the responsibility of Owl Rock and each and every one of their Covered Persons. You must endeavor to deal fairly with our stockholders, fund investors, suppliers and business partners, or any portfolio companies or any other companies or individuals with whom we do business or come into contact, including fellow employees and our competitors. You must not take unfair advantage of these or other parties by means of manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair-dealing practice.

a.Confidential Information

Confidential information includes, among other things, any nonpublic information concerning Owl Rock, including their business, financial performance, results or prospects and any nonpublic information provided by a third party with the expectation that the information will be kept confidential and used solely for the business purpose for which it was conveyed.

As an individual associated with Owl Rock, you may have access to or receive confidential or proprietary information about Owl Rock, their investors, suppliers, business partners or other third parties. You are expected to use such information properly and not in any way adverse to Owl Rock or our investors’ interests and to protect all confidential information, regardless of its form or format, from the time of creation or receipt until its authorized disposal. In addition, you are responsible for understanding and complying with all policies protecting the privacy, confidentiality and security of confidential information. This obligation continues even after your association with Owl Rock ends, until such information becomes publicly available.

In addition, until disclosed in a public report to investors or to the SEC in the normal course, you must keep confidential all information concerning the securities being considered for purchase or sale by Owl Rock or their subsidiaries, unless approved by the General Counsel and CCO.

Refer to the Information Security/Data Privacy Policy and Regulation FD Compliance Procedures for further discussion.

a.Public Disclosure
It is our policy that all information in our public communications—including SEC filings—be full, fair, accurate, timely and understandable.

All individuals who are involved in our disclosure process must act in a manner consistent with this policy. In particular, they are required to maintain familiarity with the relevant disclosure requirements and are prohibited from knowingly misrepresenting, omitting or causing others to misrepresent or omit, material facts about Owl Rock to others, whether within or outside Owl Rock, including our Independent Auditors.

Refer to the Regulation FD Compliance Procedures for further discussion.

a.Equal Opportunity and Harassment
We are committed to providing equal opportunity in all of our employment practices, including selection, hiring, promotion, transfer and compensation of all qualified applicants and employees without regard to race, color, sex or gender, sexual orientation, religion, age, national origin, handicap, disability, citizenship status or any other status protected by law. With this in mind, there are certain behaviors that will not be tolerated. These include harassment, violence, intimidation, and discrimination of any kind involving race, color, sex or gender, sexual orientation, religion, age, national origin, handicap, disability, citizenship status, marital status or any other status protected by law.

a.Protection and Proper Use of Owl Rock Assets
Our assets are to be used only for legitimate business purposes. Theft, carelessness and waste have a direct impact on our profitability. You should protect our assets and ensure that they are used efficiently.
Incidental personal use of telephones, fax machines, copy machines, personal computers and similar equipment is generally allowed if there is no significant added cost to us, it does not interfere with your work duties, and is not related to an illegal activity or to any outside business.

a.Political Contributions

You may not make a political contribution or other payments to government officials or other parties, on your own behalf or on behalf of Owl Rock in order for Owl Rock to be rewarded with, or afforded the opportunity to compete for, investment advisory contracts to manage the assets of any potential investor, including public pension plans or other governmental accounts.
In addition, Owl Rock may not make contributions directly to political candidates without the CCO’s approval.

a.Gifts and Entertainment
The purpose of gifts and entertainment in a business setting is generally to create good will and sound working relationships, not to gain an unfair advantage with investors, vendors and other third parties. You may not, directly or indirectly, offer, give, solicit or accept any gifts or business entertainment (collectively, “Benefits”) in the context of your employment or association with Owl Rock, if these Benefits are:

a.likely to conflict or appear to conflict in any material way with any duty that Owl Rock owes to their investors or any duty that the recipient owes to its clients; o
b.intended to cause or improperly influence an individual, company or government official to act in a way that gives Owl Rock an advantage in seeking business or otherwise

You should promptly report to the CCO all gifts received from or given to anyone who you are aware is doing business with, or who is seeking to do business with, Owl Rock that reasonably could be expected to give rise to a conflict of interest.

Refer to the Gifts and Entertainment Policy for further discussion.

a.Anti-Bribery and Corruption
The U.S. and other jurisdictions have strict laws prohibiting corruption and bribery, and in particular bribery of government officials. Government officials include any employee of a government, government agency or government-controlled enterprise. Owl Rock prohibits all types of bribes, including giving or receiving bribes directly or indirectly to anyone, not just government officials. A bribe can include anything of value, such as cash payments, charitable donations, loans, travel expenses, lavish gifts, excessive entertainment or job placements, given to either the individual or his or her immediate family, with the intent to improperly influence a business decision. If you were to violate these laws, the penalties could be severe for Owl Rock and you individually

Refer to the Anti-Bribery and Corruption Policy for further discussion.

a.Charitable Donations
Donations on behalf of Owl Rock by Covered Persons to charities with the intention of influencing such charities to become investors are not permitted. You should notify the CCO if you believe there may be an actual or apparent conflict of interest in connection with any charitable contribution made by Owl Rock or a Covered Person on behalf of Owl Rock or if you believe the contribution could give an appearance of impropriety.

a.Insider Trading Policy
You may never (either for your personal gain or on behalf of Owl Rock or our investors) trade, encourage others to trade or recommend a trade in securities while in possession of “material nonpublic information,” which may come to your possession either in the course of performing your duties for Owl Rock or through personal contacts.

Refer to the Policies and Procedures Regarding Insider Trading and Tipping for further discussion.

a.Employee Personal Trading/Personal Account Dealing
As discussed in more detail in the Code of Ethics – Personal Account Dealing Policy, you are subject to initial, quarterly and annual reporting requirements regarding your personal account trading and are generally prohibited from engaging in certain personal securities trading without prior consent from the CCO.

a.Outside Activities
You are expected to avoid participation in any outside affiliation that may interfere or appear to interfere with the interest of Owl Rock.

You are required to seek approval from the CCO before engaging in certain outside affiliations. Refer to the Outside Activities and Directorship Policy for further discussion.

VII. Waivers and Exemptions
From time to time, Owl Rock may waive certain provisions of this Code. Any Covered Person who believes that a waiver may be appropriate should discuss the matter with the CCO or the Chairman of the relevant Owl Rock BDC’s Board of Directors, or if the Chairman of the Owl Rock BDC’s Board of Directors is unavailable, the Chairman of the Owl Rock BDCs’s Audit Committee. Each Owl Rock BDC’s Board of Directors has delegated to the CCO the authority to waive certain provisions of this Code with respect to non-executive officers. In addition, this Code may be amended from time to time by each Owl Rock BDC’s Board of Directors. Amendments to and waivers of this Code will be publicly disclosed as required by applicable law and regulations. In particular, waivers for executive officers or directors may be waived only by the Board of Directors (or appropriate committee) and must be promptly disclosed in a Form 8-K or on the relevant Owl Rock BDC’s website within four business days.

VIII. Provision of the Code of Business Conduct to Employees
The Compliance Department will provide a copy of this policy to each new Blue Owl employee at time of hire and to each director and officer of an Owl Rock BDC upon their appointment. You will be required to acknowledge that you have received a copy of this policy.

Once each calendar year, as well as each time there is a material amendment to this policy, the Compliance Department will provide a copy of this policy to all Blue Owl employees each director and officer of an Owl Rock BDC. You will be required to acknowledge that you have read and are in compliance with the provisions of this policy.

Additionally, Owl Rock will make the most current version of this Code publicly available by placing it on and on each Owl Rock BDC’s website at www.owlrockbdcs.com and www.owlrockcapitalcorporation.com.

IX. Policy Review
The CCO will review the Code of Business Conduct on a regular basis and update it when necessary or appropriate, subject to the approval of the Board of Directors.

Change History – Revision/Review Dates
March 2016 (adopted)	August 2020
August 2018	February 2022